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                                                                   Exhibit 10.21

                         EXECUTIVE EMPLOYMENT AGREEMENT

         THIS AGREEMENT, is made by and between People's Bancshares, Inc., a Massachusetts corporation (the "COMPANY"), People's Savings Bank of Brockton, a Massachusetts savings bank (the "BANK"), and James K. Hunt, an individual residing at 9 Merritt Road, Hanover, Massachusetts (the "EXECUTIVE"), as of the 28th day of March, 2001 (the "EFFECTIVE DATE"). Except where otherwise indicated or inapplicable, all references to the "Company" in this Agreement shall refer to both the Company and the Bank.


         In consideration of the mutual promises, terms and conditions contained in this Agreement, the parties hereto agree as follows:


         1. EMPLOYMENT. The Company hereby agrees to continue the employment of the Executive, and the Executive agrees to continue in the service of the Company, subject to the terms and conditions contained herein.


         2. DUTIES AND PERFORMANCE.


                  a. Subject to the general direction of the Board of Directors of the Company (the "BOARD"), the Executive shall serve as the Executive Vice President/Finance and Administration and Chief Financial Officer of the Company and shall perform such duties and assume the responsibilities of such positions and other appropriate duties and responsibilities as may be assigned by the Board or its designees.


                  b. While employed by the Company hereunder, the Executive shall devote his full business time and best efforts, judgment, skill and knowledge exclusively to the advancement of the Company's interests and to the discharge of his duties and responsibilities for the Company. While employed by the Company hereunder, the Executive shall not engage in any other business activity, except as approved by the Board or its designee in writing. It is agreed, however, that the provisions of this Section 2(b) shall not be violated by the Executive's holding of directorships or related positions in charitable, educational or not-for-profit organizations which do not involve substantial time commitments or by passive personal investment activities, provided that such positions and activities are not in conflict, and do not otherwise interfere, in any material respect, with the Executive's duties and responsibilities to the Company.


         3. COMPENSATION. As compensation for all services performed for the Company during the term of this Agreement, the Company shall pay the Executive a base salary (the "BASE SALARY") at an annual rate not less than the Executive's base salary on the Effective Date, subject to increase from time to time by the Company in its discretion.


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         4. EMPLOYEE BENEFITS. During the term hereof, the Executive shall be entitled to participate in any and all employee benefit plans, medical insurance plans, life insurance plans, disability income plans, retirement plans, bonus incentive plans, disability income plans, stock option plans and other benefit plans from time to time in effect for employees of the Company generally, excluding only plans providing payments and/or other benefits in the event of a termination of employment. Such participation shall be subject to the terms of the applicable plan documents, generally applicable Company policies and the discretion of the Board or any administrative or other committee provided for in or contemplated by such plan. In addition, during the term hereof, the Executive shall be entitled to a monthly automobile allowance in an amount available to other senior officers of the Company.


         5. BUSINESS EXPENSES. The Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties and responsibilities, subject to such reasonable requirements with respect to substantiation and documentation as may be specified by the Company.


         6. VACATION; SICK LEAVE. The Executive shall be entitled to vacation and sick leave benefits during the term of this Agreement in accordance with the customary policies of the Company for employees of comparable position and responsibilities.


         7. TERM. Subject to earlier termination, as provided hereafter, the Executive's employment hereunder shall be for an initial term of two (2) years, commencing on the Effective Date; PROVIDED, HOWEVER, that the term shall be extended automatically from day to day thereafter, such that the remaining term of this Agreement always shall be two (2) years, unless either party gives notice to the other party of such party's election not to extend the term of this Agreement. The term of this Agreement, as from time to time renewed or extended in accordance with this Section 7, is hereafter referred to as "the term hereof" or "the term of this Agreement".


         8. TERMINATION OF EMPLOYMENT. Notwithstanding the provisions of Section 7 above, the Executive's employment under this Agreement shall terminate under the following circumstances and, in that event, the Company shall have only such obligations to the Executive as are specified below under the applicable termination provision:


                  a. UPON DEATH. In the event of the Executive's death during the term hereof, the Executive's employment hereunder shall immediately and automatically terminate. In such event, the Company shall pay to the Executive's designated beneficiary or, if no beneficiary has been designated by the Executive, to the Executive's estate, the Executive's base salary then in effect for a period of three (3) months following the date of death.


                  b. AS A RESULT OF DISABILITY. In the event that the Executive becomes disabled during the term hereof and, as a result, is unable to perform


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substantially all of his duties for the Company for more than one hundred and twenty (120) days during any period of three hundred and sixty-five (365) days, the Company may terminate the Executive's employment without further obligation upon notice to the Executive. In the event of such disability, the Executive will continue to receive his base salary and benefits under Sections 3 and 4 hereof until the earlier of the date the Executive becomes eligible for disability income under the Company's long-term disability or workers' compensation insurance plan or the date his employment terminates.


                  c. BY THE COMPANY FOR CAUSE. The Company may terminate the Executive's employment for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board in its reasonable judgment, shall constitute Cause for termination: (1) the Executive's refusal to perform, or gross negligence in the performance of, his duties or responsibilities on behalf of the Company, in either case, which continues for more than thirty (30) days after written notice has been given to the Executive hereunder; (2) the Executive's fraud, embezzlement or other material dishonesty with respect to the Company; and (3) the Executive's gross misconduct, or his conviction of a crime of moral turpitude. In the event of such termination, the Company shall have no further obligation to the Executive, other than for base salary earned through the date of termination.


                  d. BY THE COMPANY OTHER THAN FOR CAUSE. The Company may terminate the Executive's employment other than for Cause upon notice to the Executive under this subsection (d) or under subsection (g) below, whichever is applicable. In the event of such termination prior to, or more than two years following, a "Change of Control" and provided that the Executive executes the release of claims attached hereto and marked "A" (the "EXECUTIVE RELEASE") within twenty-one (21) days on the date of notice of termination of employment and does not timely revoke the Executive Release, the Company:


                           i. shall pay the Executive severance pay in an amount
                  equal to twelve (12) months' base salary at the rate in effect on the date of termination and the bonus which the Executive earned for performance, if any, during the calendar year immediately preceding the year in which termination occurs, which the Executive may elect to receive (A) in a single lump sum, payable within thirty (30) days following the effective date of the Executive Release or (B) as salary continuation payable at the Company's regular payroll periods and in accordance with its regular payroll practices commencing on the next regular payday immediately following the effective date of the Executive Release, but retroactive to the date of termination; and,


                           ii. at the Executive's election, (A) shall continue
                  to pay, for the period of twelve (12) months following termination of the


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                  Executive's employment or, if earlier, until the date the
                  Executive is covered under another employer's health plan that is comparable to that of the Company (the "POST-EMPLOYMENT HEALTH COVERAGE PERIOD"), that share of the premium cost of Executive's participation and that of his eligible dependents in the Company's group health plan as it pays for active employees of the Company and their eligible dependents generally OR (B) shall pay the Executive a single lump sum payment equal to the amount that the Company would have expended if participation had been elected and continued for a period of twelve (12) months, which lump sum shall be payable within thirty (30) days following the effective date of the Executive Release, and the Executive and his eligible dependents may exercise any rights they have under COBRA to continue participation in the group health plan at their cost, effective as of the date the Executive's employment terminates. Should the Executive elect option (A) above, the period of any continued health coverage to which the Executive and his eligible dependents may be entitled under Sections 601-607 of ERISA and Section 4980B of the Internal Revenue Code (collectively referred to as "COBRA") as a result of the Executive's termination of employment will commence at the end of the above-defined Post Employment Health Coverage Period. Notwithstanding anything to the contrary contained herein, the Executive may only elect option (A) directly above if the Executive elects to receive payment under subparagraph (d)(i), directly above, in the form of salary continuation.


                  e. BY THE EXECUTIVE FOR GOOD REASON. The Executive may terminate employment hereunder for Good Reason upon notice to the Company setting forth in reasonable detail the nature of such Good Reason. The following shall constitute Good Reason for termination by the Executive: (i) failure of the Company to continue the Executive in his executive position; (ii) a change adverse to the Executive in the Executive's primary reporting relationship;
(iii) material diminution in the nature or scope of the Executive's responsibilities, duties or authority, (iv) material failure of the Company to provide the Executive base salary and benefits in accordance with the terms of Sections 3 and 4 hereof; or (v) a permanent transfer of the Executive to a work site more than twenty-five miles distant from his work site on the Effective Date. In the event of termination in accordance with this Section 8(e), the Company shall provide the Executive base salary and health insurance benefits in accordance with Section 8(d) hereof, provided that the Executive executes the Executive Release within twenty-one (21) days of his notice of termination of employment and provided further that the Executive does not timely revoke the Executive Release.


                  f. BY THE EXECUTIVE OTHER THAN FOR GOOD REASON. The Executive may resign employment other than for Good Reason at any time upon one month's notice to the Company. In the event of such termination, the Company shall have no


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further obligation to the Executive, other than for base salary earned through the date of termination.


                  g. UPON A CHANGE OF CONTROL.


                     i. If a "Change of Control" (as defined in subsection
(g)(ii) below) occurs and, within two (2) years following such Change of Control, the Company terminates the Executive's employment other than for Cause, or the Executive terminates his employment for Good Reason, and the Executive executes the Executive Release within twenty-one (21) days of the date of notice of termination of his employment and does not timely revoke it, then, in lieu of any payment and benefits to which the Executive would otherwise be entitled under Section 8(d) or 8(e) hereof, the Company:


                                    (1) shall pay the Executive an amount equal
         to twenty-four (24) months' base salary at the rate in effect on the date of termination of the Executive's employment PLUS an amount equal to two (2) times the bonus which the Executive earned for performance, if any, during the calendar year immediately preceding the year in which termination occurs, which the Executive may elect to receive (A) in a single lump sum, payable within thirty (30) days following the effective date of the Executive Release or (B) as salary continuation payable at the Company's regular payroll periods and in accordance with its regular payroll practices commencing on the next regular payday following the effective date of the Executive Release, but retroactive to the date of termination; and


                                    (2) at the Executive's election, (A) shall
         continue to pay, for the period of twenty-four months following termination of the Executive's employment or, if earlier, until the date the Executive is covered under another employer's health plan that is comparable to that of the Company (the "POST-EMPLOYMENT HEALTH COVERAGE PERIOD"), that share of the premium cost of Executive's participation and that of his eligible dependents in the Company's group health plan as it pays for active employees of the Company and their eligible dependents generally OR (B) shall pay the Executive a single lump sum payment equal to the amount that the Company would have expended if participation had been elected and continued for a period of twenty-four (24) months, which lump sum shall be payable within thirty (30) days following the effective date of the Executive Release, and the Executive and his eligible dependents may exercise their rights under COBRA to continue participation in the group health plan at their cost effective as of the date his employment terminates. Should the Executive elect option (A) above, the period of any continued health coverage to which the Executive and his eligible dependents may be entitled under COBRA as a result of the Executive's termination of employment will commence at the end of the above-defined Post-Employment Health Coverage Period. Notwithstanding anything to the contrary contained


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         herein, the Executive may only elect option (A) directly above if the
         Executive elects to receive payment under subparagraph (g)(i)(1) in the form of salary continuation.


                                    (3) If, in connection with a Change of
         Control, any other employees of the Company who hold stock options will have their options cashed out, the Executive shall have the right to have all or any of such options cashed out on the same basis and at the same time the options of such other employees are cashed out.


                  ii. Except as otherwise provided with respect to subparagraphs
(g)(i)(3) and (g)(i)(4) directly above, a "Change of Control" shall be deemed to have occurred if hereafter:


                                    (A) any "person", as such term is used in
         Section 13(d) and 14(d) of the Securities Exchange Act of 1934 as amended (the "EXCHANGE ACT") other than the Company or any of its subsidiaries or affiliates or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries or affiliates, becomes a beneficial owner (within the meaning of Rule 13d-3, as amended, as promulgated under the Exchange
         Act), directly or indirectly, of securities representing twenty-five (25%) percent or more of the combined voting power of the Company's then outstanding securities; or


                                    (B) during any period of two consecutive
         years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board of Directors of the Company or, any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (A), (C) or (D) of this Section 8(g)(ii) whose election by the Board of Directors of the Company or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or


                                    (C) there occurs a merger or consolidation
         of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than eighty percent (80%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or


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         similar transaction) in which no "person" (as hereinabove defined)
         acquires more than twenty-five percent (25%) of the combined voting power of the Company's then outstanding securities shall not constitute a Change of Control; or


                                    (D) the stockholders of the Company approve
         a plan of a complete liquidation of the Company; or


                                    (E) there occurs a closing of a sale or
         other disposition by the Company of all or substantially all of the Company's assets.


         9. NO REQUIREMENT TO MITIGATE. The Executive shall not be required to mitigate the amount of any payment provided for in Section 8 by seeking other employment or otherwise, nor shall the amount of any payment provided for in
Section 8 be reduced by any compensation earned by the Executive as the result of employment by another employer after the date of termination of this Agreement, or otherwise.


         10.      CONFIDENTIAL INFORMATION.


                  a. The Executive acknowledges that the Company, its subsidiaries and affiliates continually develop Confidential Information, that the Executive may develop Confidential Information for the Company, its subsidiaries and affiliates and that the Executive may learn of Confidential Information during the course of employment with the Company its subsidiaries and affiliates. The Executive agrees to comply with the policies and procedures of the Company for protecting Confidential Information and agrees that he shall not disclose to any person, corporation or other entity, except as required for the proper performance of his regular duties for the Company, and shall not use for his own benefit or that of another, any Confidential Information obtained by the Executive incident to his employment or other association with the Company or its subsidiaries and affiliates. The Executive understands that this restriction will continue to apply throughout his employment and after his employment terminates, regardless of the reason for such termination; PROVIDED, HOWEVER, that the obligations contained in this Section 10 shall not apply to any Confidential Information that becomes publicly known through no fault of the Executive or that the Executive is otherwise required by law or regulation to disclose.


                  b. As used in this Agreement, "Confidential Information" means any and all information of the Company, its subsidiaries and affiliates that is not generally known by others with whom any of them competes or does business, or with whom any of them plans to compete or do business, including without limitation any and all information concerning the identity and special needs of the customers of the Company, its subsidiaries and affiliates and the people and organizations with whom any of them has business relationships and those relationships. Confidential Information also includes any information received by the Company, its subsidiaries or


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                                      -8-


affiliates from others with any understanding, express or implied, that it will not be disclosed.


         11. NON-SOLICITATION. While the Executive is employed by the Company and for a period of two years following the termination of his employment pursuant to Sections 8(b),(c), (f) or (g) hereof or for a period of one year in the event of termination pursuant to Sections 8(d) or (e) hereof:


                  (i) the Executive shall not, directly or indirectly, solicit or encourage any customer of the Company, its subsidiaries or affiliates to terminate or diminish substantially its relationship with the Company or any of its subsidiaries or affiliates and


                  (ii) the Executive shall not, directly or indirectly, hire or attempt to hire any executive personnel of the Company, it subsidiaries or affiliates or solicit or encourage any executive personnel of the Company, its subsidiaries or affiliates to discontinue employment with the Company.


For purposes of this Section 11, the term "months of severance pay" shall mean the quotient of the total sum of payments to be made to the Executive under the applicable termination provision divided by the Executive's base salary at the monthly rate in effect on the date of termination.


         12. REMEDIES. The Executive acknowledges that, if he were to breach any of the provisions of Sections 10 or 11 of this Agreement, the harm to the Company and would be irreparable. The Executive therefore agrees that, in addition to any other remedies available to it, the Company shall be entitled to obtain preliminary and permanent injunctive relief against any such breach, without having to post bond.


         13. TAXES. All payments made to the Executive under this Agreement shall be reduced by any tax or other amount required to be withheld by the Company under applicable law.


         14. REDUCTIONS. Notwithstanding anything to the contrary contained in this Agreement, (a) any and all payments and benefits to be provided to the Executive hereunder are subject to reduction to the extent required by applicable statutes, regulations, rules and directives of federal, state and other governmental and regulatory bodies having jurisdiction over the Company, and (b) the payments and benefits to which the Executive would be entitled pursuant to Section 8(g) hereof or otherwise as a result of a Change of Control shall be reduced to the maximum amount for which the Company will not be limited in its deduction pursuant to Section 28OG of the Internal Revenue Code of 1986, as amended, or any successor provision. Any such reduction shall be applied to the amounts due to the Executive in such manner as the Executive may reasonably specify within thirty (30) days following notice from the Company of the need for such reduction or, if the Executive fails to so specify timely, as determined by the Company.



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                                      -9-


         15. ASSIGNMENT. The Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, any other person, corporation or other entity or transfer all or substantially all of its assets to any other person, corporation or other entity but only to such other person, corporation or other entity. The Company requires the personal services of the Executive and he may not assign this Agreement. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive and their respective successors, executors, administrators, heirs and permitted assigns.


         16. INDEMNIFICATION. The Company shall indemnify the Executive to the maximum extent permitted by law and regulation in connection with any liability, expense or damage which the Executive incurs or to which the Executive is exposed as a result of the Executive's employment and positions with the Company, its subsidiaries and affiliates, as contemplated by this Agreement, provided that the Executive shall not be indemnified with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the Company. The Company hereby confirms that the occupancy of all offices and positions with any subsidiary or affiliate of the Company which in the future are occupied or held by the Executive will have been so occupied or held at the request of and for the benefit of the Company for purposes of the Executive's entitlement to indemnification under applicable provisions of the respective articles of organization and/or other similar documents of the Company.


         17. MISCELLANEOUS. This Agreement sets forth the entire agreement between the Company and the Executive and supersedes all prior communications, agreements and understandings, whether written or oral, with respect to the Executive's employment. The headings and captions contained herein are for convenience of reference only and are not part of this Agreement. This Agreement may not be modified or amended, and no breach of this Agreement shall be deemed to be waived, unless agreed to in writing by the Executive and the Company. This is a Massachusetts contract and shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.


         18. NOTICES. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited In the United States mail, postage prepaid, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at the main office of the Company, attention of the Senior Vice President, Human Resources.


         19. SURVIVAL. Notwithstanding anything else herein contained, the provisions of ss.ss.8, 9, 10, 11, 12, 14, 16, 18, 19 and 20 shall survive the termination of this Agreement and of the Executive's employment by the Company hereunder.



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                                      -10-


         20. GUARANTY OF PAYMENT AND PERFORMANCE. The Company agrees to cause the Bank fully to perform its obligations under this Agreement.


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                                      -11-


         IN WITNESS WHEREOF, the parties have duly executed this Agreement as an instrument under seal as of the date first above written.

                                   PEOPLE'S BANCSHARES, INC.:



                                   By:
                                      ----------------------------------------



                                   PEOPLE'S SAVINGS BANK OF BROCKTON:



                                   By:
                                      ----------------------------------------



                                   EXECUTIVE:




                                   -------------------------------------------
                                   JAMES K. HUNT

People's Bancshares, Inc.                              PEOPLE'S BANCSHARES, INC.
545 Pleasant Street
New Bedford, MA  02741

                                RELEASE OF CLAIMS

         FOR AND IN CONSIDERATION OF the special payments to be made to me in connection with my separation of employment, as set forth in the employment agreement between PEOPLE'S BANCSHARES, INC. and me dated as of the _____________________ (the "Executive Employment Agreement") I, on my own behalf and on behalf of my heirs, beneficiaries and representatives and all others connected with me, hereby release and forever discharge PEOPLE'S BANCSHARES, INC. (the "Company"), its subsidiaries and affiliates, and all of their respective officers, directors, employees, agents, representatives, successors and assigns and all others connected with them (all collectively, the "Releasees"), both individually and in their official capacities, from any and all liability, claims, demands, actions and causes of action of any type (all collectively "Claims") which I have had in the past, now have, or might now have, through the date of my execution of this Release of Claims, in any way resulting from, arising out of or connected with my employment or its termination or pursuant to any federal, state, or local employment law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Americans With Disabilities Act, as amended, and the Massachusetts Fair Employment Practices Act, as amended.

         Excluded from the scope of this Release of Claims is (i) any claim arising hereafter under the terms of the Employment Agreement or under the terms of any of the Company's employee qualified and non-qualified benefit plans (including without limitation the Company's employee pension plan, profit sharing plan or stock ownership plan) and (ii) any right of indemnification or contribution pursuant to the Articles of Organization or By-Laws of the Company that I have or hereafter acquire if any claim is asserted or proceedings are brought against me by any governmental or regulatory agency, or by any customer, creditor, employee or shareholder of the Company, or by any self-regulatory organization, stock exchange or the like, related or allegedly related to my having been an officer or employee of the Company or to any of my activities as an officer or employee of the Company.

         By acceptance of or reliance on this Release of Claims, the Company promises that neither it nor any of the other Releasees affiliated with the Company will take any action that is designed, specifically as to me or with respect to a class of similarly situated former employees, to reduce or abrogate, or that may reasonably be expected to result in an abridgment or elimination of, any rights of indemnification or contribution available to me pursuant to the Articles of Organization or By-Laws of the Company, or under any policy or policies of directors and officers liability insurance affording coverage to former officers and in effect from time to time, unless by such abridgment or elimination of rights is also generally applicable to then-current officers and employees of the Company.

         In signing this Release of Claims, I acknowledge that I have had at least twenty-one (21) days from the date of my receipt of notice of termination of my employment (or, if applicable, the date I gave such notice to the Company) to consider the terms of this Release of Claims, that I am encouraged by the Company to seek the advice of an attorney prior to signing this Release of Claims and that I am signing this Release of Claims voluntarily and with a full understanding of its terms. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the President of the Company and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

         IN WITNESS WHEREOF, I have set my hand and seal on the date written below.


Signature:
          ------------------------------------

Date Signed:
            ----------------------------------